Exhibit 99.1

For Immediate Release
For more information, contact:
                                    Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
tony.cristello@smpcorp.com

Standard Motor Products, Inc. Announces

New $750 Million Credit Facility

New York, NY, September 17, 2024......Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today it has entered into a new five-year $750 million credit facility, with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders (the "Credit Facility"). The Credit Facility includes $310 million of term loans and a $440 million revolving credit facility, and allows for borrowing in multiple currencies. In addition, SMP intends to use interest rate swap agreements to fix the interest rate on approximately $200 million of borrowings.
    Mr. Nathan Iles, Standard Motor Products’ Chief Financial Officer, stated, “We are pleased to get this long-term agreement in place. This credit facility will not only provide the financing we need to complete the acquisition of Nissens Automotive by year-end, but also gives us additional flexibility to continue to execute on our capital allocation priorities of investing for growth and

Exhibit 99.1
providing shareholder returns. We thank JP Morgan and all our banking partners for their support in helping SMP continue to grow.”
    The Credit Facility replaces our existing facility and will mature in September 2029. Proceeds will be used to fund the acquisition of Nissens Automotive and repay all outstanding borrowings under the Company's existing credit facility. It will also be used to pay certain fees and expenses that were incurred in connection with the Credit Facility, and for other general corporate purposes. For more information on our acquisition of Nissens Automotive, please see our press release from July 10, 2024 on our website at SMP & Nissens Automotive.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.